Exhibit VII

AMENDMENT TO THE TRUST AGREEMENT, DATED AS OF FEBRUARY 28, 2008, BETWEEN BANCO INBURSA, S.A.

AND AT&TI (FORMERLY KNOWN AS SBC INTERNATIONAL, INC.) (ENGLISH VERSION)

SECOND AGREEMENT TO AMEND

TRUST AGREEMENT

No. F/1046

BY AND BETWEEN

BANCO INBURSA, S.A., A MULTIPLE BANKING INSTITUTION GRUPO

FINANCIERO INBURSA, TRUST DIVISION

SBC INTERNATIONAL, INC.

WITH THE APPEARANCE OF

AMERICA MOVIL, S.A.B. DE C.V.

Exhibit VII

SECOND AGREEMENT TO AMEND THE IRREVOCABLE TRUST AGREEMENT No. F/1046, DATED MARCH 28, 2001, BY AND BETWEEN:

(A)	TRUST FOUNDER SBC INTERNATIONAL, INC., REPRESENTED HEREIN BY LARRY IVAN BOYLE (HEREINAFTER REFERRED TO AS “TRUST FOUNDER”);

(B)	TRUSTEE INBURSA, S.A., A MULTIPLE BANKING INSTITUTION, GRUPO FINANCIERO INBURSA, TRUST DIVISION, REPRESENTED HEREIN BY ITS DELEGATE TRUSTEE RAUL ZEPEDA RUIZ (HEREINAFTER REFERRED TO AS THE “TRUSTEE”);

AND

(C)	THE APPEARANCE OF AMERICAN MOVIL, S.A.B DE C.V., REPRESENTED HEREIN BY EDUARDO VALDES ACRA.

In accordance with the following Declarations and Clauses:

D E C L A R A T I O N S

1.	Trustee declares:

a.	That on March 28, 2001 it executed an Irrevocable Trust Agreement (the “Trust Agreement”) as Trustee.

b.	That on January 18, 2002 it executed an Agreement to Amend the Trust Agreement (the “Agreement to Amend”), which modified various clauses and references in the Trust Agreement.

c.	That it wishes to modify various clauses and references contained in the Trust Agreement, including the Agreement to Amend, and therefore desires to execute this Second Agreement to Amend the Trust Agreement.

d.	That it wishes to continue to form part of the Trust Agreement under the terms and subject to the conditions contained in this Agreement and in the Trust Agreement, for the purposes set out therein.

e.	That it can legitimately execute this Agreement and bind itself to the terms of same.

II.	The Trustee declares that it wishes to execute this Second Agreement to Amend the Trust Agreement, and that its legal representative has sufficient powers to execute this Agreement pursuant to Article 80 of the Credit Institutions Act, and said powers have not been revoked or restricted in any way.

Exhibit VII

III.	America Movil, S.A.B. de C.V., declares:

a.	That on January 18, 2002, it executed an Agreement to Amend the Trust Agreement (the “Agreement to Amend”), which modified various clauses and references in the Trust Agreement, wherein its appearance in same was included.

b.	That it wishes to amend various clauses and references contained in the Trust Agreement, including the Agreement to Amend, and therefore desires to execute this Second Agreement to Amend the Trust Agreement.

c.	That it can legitimately execute this Agreement and bind itself to the terms of same.

Based on the foregoing declarations, the parties hereto execute this Agreement in accordance with the following

C L A U S E S

FIRST. DEFINITIONS. The parties agree and accept that all terms used in this Second Agreement to Amend which begin with a capital letter and which are not defined herein shall have the same meaning as that attributed in the Trust Agreement.

SECOND. AMENDMENT. The parties hereby agree to amend the THIRD Clause number 2; FOURTH Clause in its first paragraph and the ELEVENTH Clause, the foregoing. Inasmuch as America Movil S.A.B. merged with America Telecom, S.A. de C.V., by virtue of which America Movil S.A.B. took over the second company which basically disappeared as a result of said operation which was approved in its Extraordinary Meeting of Shareholders of December 13, 2006, beginning the date of this Agreement to Amend, the clauses cited above shall read as follows:

“THIRD.-

1.- …

2.- TRUSTEE shall exercise all corporate and equity or pecuniary rights corresponding to or deriving from the Series “AA” shares of AMERICA MOVIL which form part of the TRUST PROPERTY; In the event that in exercising said rights the TRUSTEE receives AMERICA MOVIL Series “AA” shares, said new shares shall become part of the TRUST PROPERTY subject to the purposes of same and shall be considered as part of the AMERICA MOVIL Series “AA” shares for all purposes of this Agreement; and the shares shall be voted in the same way as the majority of the shareholders, except with regard to appointing the Members of the Board and the Executive Committee of America Movil …

… ”

“FOURTH.- To exercise the corporate rights over the AMERICA MOVIL Series AA Shares, and in particular to represent and vote the AMERICA MOVIL Series AA shares in Ordinary, Extraordinary or

Exhibit VII

Special Meetings of AMERICA MOVIL, TRUSTEE shall represent said shares by and through the official or representative appointed by TRUSTEE and said shares shall be voted in the same sense and form as the majority of the shareholders, except in cases of Meetings of Shareholders of AMERICA MOVIL which resolve on the appointment of members of the Board of Directors and the Executive Committee of AMERICA MOVIL, in which case the TRUSTEE can give direct instructions to the TRUSTEE with regard to the appointment of members of the Board of Directors and the Executive Committee of AMERICA TELECOM …”

“ELEVENTH. Any amendment of this agreement shall be valid only if agreed on in writing by TRUST FOUNDER and TRUSTEE.”

Furthermore America Movil, S.A.B. no longer forms part of the TRUST and, therefore, TRUSTEE and America Movil S.A.B. hereby reciprocally and mutually release the other from any responsibility deriving from their appearance according to the TRUST, and neither of the parties reserves any right of any kind to exercise any action against the others in said respect.

THIRD. JURISDICTION, APPLICABLE LAW AND MISCELLANEOUS. This Agreement shall be governed by the jurisdiction and provisions of the Trust Agreement.

FOURTH. ENTIRE AGREEMENT. This Agreement including the Trust Agreement and Agreement to Amend constitute the entire agreement of the parties with regard to the matter contained herein. This Second Agreement to Amend does not constitute a renewal of any obligation, but rather is only an amendment of the Trust Agreement and the Agreement to Amend under the terms agreed on and corresponding accessory obligations; therefore, unless otherwise specified herein, the obligations and rights between the parties shall integrally remain.

Having read this Agreement, the parties state that they are aware of its contents and legal scope, executing same on the 28th day of February 2007.

TRUST FOUNDER		TRUSTEE
SBC Internacional Inc.		Banco Inbursa, S.A.
Grupo Financiero Inbursa
Trust Division

(Signed)		(Signed)
By:	LARRY IVAN BOYLE	By:	Raul Humberto Zepeda Ruiz
		Position:	Delegate Trustee

ACCEPTED:
America Movil, S.A.B. de C.V.

(Signed)
By:	Eduardo Valdes Acra
Position:	Legal Representative

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